Exhibit 99.1

B2Digital Entertains Sold-out Star-studded Capacity Crowd at B2FS 132 in Kentucky

TAMPA, FL, Aug. 23, 2021 (GLOBE NEWSWIRE) -- via NewMediaWire -- B2Digital Incorporated (the “Company” or “B2Digital”) (OTCMKTS: BTDG), the premier development league for mixed martial arts (“MMA”), is pleased to announce another big night for the B2 Fighting Series as hard-hitting action was on display this weekend in front of a sold-out capacity crowd at the Paroquet Springs Conference Center in Shepherdsville, Kentucky.

Brandon ‘Hardrock’ Higdon, B2’s Matchmaker, commented: “Shepherdsville was treated to an unforgettable night of fights on Saturday. Twenty-four talented fighters from 9 states – one all the way from the New Marina Islands in the Pacific – came to display a fortune in talent and skill. Yemi Oduwole improved to 8-3 as a professional, collecting his third win in a row, defeating M1 Global & Bellator veteran Brandon Bell. In the main event, we capped the evening in shocking style, crowning a new Pro Heavyweight Champ as Rakim Cleveland won with a highlight-reel head-kick KO that no one will forget. It was a monster night of big fights in front of a star-studded crowd, with MMA legends like Chris Lytle, Din Thomas, and King Mo Lawal in attendance.”

B2FS 132 was a big success, with tremendous action from start to finish at a small venue that was sold out and filled to the brim. Management notes that the Company will begin to stage its events in larger venues, beginning with next week’s event in Alabama, which will take place at the larger Bill Harris Arena in Birmingham.

“We are starting to grow beyond the capacity of the venues we have been frequenting in our past events,” noted Greg P. Bell, CEO of B2Digital. “While we still managed to bring in about $35k in revenues this weekend, we could have done a lot more if we had enough room. It might have been a record night. We love the Paroquet Springs Conference Center in Shepherdsville, and we have put on a lot of great fights in front of a lot of great crowds there in the past. Saturday was certainly no exception. I look forward to continued strong growth in the B2FS brand.”

The B2 Fighting Series will be back in action this weekend (August 28) in Birmingham for another big night of Live MMA action. For those who missed out on Saturday’s live event in Shepherdsville, a replay is now available to watch on the B2 Fighting Series OTT Apps: Apple TV and Amazon Fire.

About B2Digital Inc.

B2Digital (OTC: BTDG) is the premier development league for mixed martial arts (“MMA”). The Company operates in two major branded segments: The B2 Fighting Series and The ONE More Gym Official B2 Training Facilities Network. The Company primarily derives revenues from live event ticket sales, pay-per-view ticket sales, content media marketing, and fitness facility memberships.

The Live Events segment (the B2 Fighting Series) is primarily engaged with scheduling, organizing, and producing live MMA events, marketing those events, and generating both live audience and PPV ticket sales, as well as creatively marketing the archived content generated through its operations in this segment. The Company also plans to generate additional revenues over time from endorsement deals with global brands as its audience grows. The B2 Fighting Series is licensed in 12 US states to operate LIVE MMA Fights. Most B2 Fighting Series events sell out at the gate. The Company now operates at a pace of more than 40 events per year.

The Fitness Facility segment operates primarily through the ONE More Gym Official B2 Training Facilities Network. The Company currently operates five ONE More Gym locations, with plans to continue to scale up this segment at a pace of 4-8 new locations per year. ONE More Gym locations include specialized MMA training resources and serve a recruiting function for the Company's Live Events segment.

For more information about B2Digital, visit the Company’s website at https://www.b2fs.com/

B2Digital has a growing social media presence. Follow us on:
Twitter: @B2digitalOTC
Facebook: https://m.facebook.com/b2digitalotc/

B2Digital: MMA’s Premier Development League
www.b2digitalotc.com

B2 Fighting Series Pay Per View Link
www.b2mma.com

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This Press Release contains forward-looking statements within the meaning of the securities laws. These statements relate to future events and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

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